Exhibit 8.2




Ford Credit Auto Receivables Two LLC
One American Road
Dearborn, Michigan 48126
                                                              August 29, 2002

     Re:  Ford Credit Auto Owner Trust 2002-D

Ladies and Gentlemen:

     I do hereby confirm that the statements set forth in the Prospectus dated June 13, 2002, as supplemented by the Prospectus Supplement dated August 22, 2002 under the headings "Summary-Tax Status" and "Tax Matters" in the Prospectus Supplement as they relate to Michigan state tax matters and, to the extent they constitute matters of law or legal conclusions with respect thereto, have been prepared, reviewed or caused to be reviewed by me and are correct in all material respects.

     I consent to the reference to me under the headings "Tax Matters" in the Prospectus Supplement, "State Tax Matters" in the Prospectus and "Legal Opinions" in the Prospectus and the Prospectus Supplement.

                                   Very truly yours,

                                   /s/ E. E. Smith-Sulfaro